Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Magnuson, McHugh & Co., P.A.

P.O. Box 1379

Coeur d’Alene, ID 83816

To the Board of Directors and Stockholders of

NightHawk Radiology Holdings, Inc.

Coeur d’Alene, Idaho

We consent to the incorporation by reference in this Registration Statement of NightHawk Radiology Holdings, Inc. on Form S-1 of our report dated June 19, 2003 (except for changes in equity balances related to fair value of outstanding warrants, and certain operating expenses related to the year ended December 31, 2002, as to which the date is July 21, 2005), appearing in the Prospectus, which is part of Registration Statement No. 333-128820 of NightHawk Radiology Holdings, Inc. on Form S-1 and to the reference to us under the heading “Experts” in such Prospectus.

Yours truly,

/s/ Magnuson, McHugh & Company, P.A.

Magnuson, McHugh & Company, P.A.

Coeur d’Alene, Idaho

February 8, 2006